EXHIBIT 99.1

For Immediate Release

Press and Industry Analysts:                         Financial Analysts:
Val Cureton                                          Michael W. Overby
Marketing Communications Manager                     Chief Financial Officer
408.434.5021 (voice)                                 408.434.5112 (voice)
408.545.5794 (fax)                                   408.434.5005 (fax)
val.cureton@adept.com                                mike.overby@adept.com

ADEPT TECHNOLOGY SIGNS LETTER OF INTENT TO PURCHASE PENSAR TUCSON INC. TO EXPAND FIBER OPTIC ASSEMBLY MARKET PRODUCTS

Purchase of Design/Engineering Automation Company Will Expand Adept's High Precision and Fiber Optic Assembly Offerings

San Jose, Calif. - April 12, 2000 - Adept Technology, Inc. (Nasdaq: ADTK), America's largest manufacturer of industrial robots and a factory automation leader, today announced that it has signed a non-binding letter of intent to acquire Pensar Tucson, Inc. a leading design/engineering automation company based in Tucson, AZ. The transaction remains subject to completion of diligence by Adept and the negotiation and execution of a definitive agreement and related documents, as well as the satisfaction of any conditions to closing. The acquisition is anticipated to close in early summer. Adept believes that the acquisition will extend its offerings in precision assembly automation to include integrated platforms for high precision and fiber optic assembly processes.

"Pensar's expertise will allow us to deliver standard high precision robot platforms that can be easily integrated into the most demanding applications," said Brian Carlisle, chairman and chief executive officer of Adept Technology. "This supports our Rapid Deployment Automation vision, enabling our integrators to commission precision assembly cells in less time, with less engineering expense."

"We're excited to be part of Adept's precision assembly strategy," said Mike Edwards, president of Pensar Tucson, Inc. "Adept's integrated motion / vision control architecture and our company's combined engineering expertise will enable us to deliver state-of-the-art precision platforms and services to customers."

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Pensar Tucson Inc, founded in 1994, is a design / engineering automation company specializing in advanced material handling and assembly processes. Ranked 203 of 500 on Inc. Magazine's America's Fastest-Growing Private Companies list, Pensar's customers include Fortune 500 firms including Lucent, 3M, and Hewlett Packard. For more information contact Pensar at 520-620-6369.

Adept Technology, Inc., founded in 1983, is America's largest manufacturer of industrial robots. Adept designs and manufactures intelligent automation hardware and software products for manufacturers in the electronics, appliances, telecommunications, pharmaceutical, food processing, and automotive components industries. The company provides a broad, flexible line of software intensive, computer-driven automation products for assembly, material handling and packaging applications. Adept Technology product and service information is available at its worldwide web site http://www.adept.com.

This press release contains certain forward-looking statements. Actual results may vary as a result of a number of risks and uncertainties. For example, the transaction may not ultimately be consummated for a number of reasons, such as unexpected issues arising in connection with the completion of Adept's diligence; the failure to negotiate and execute a definitive agreement and related documents; the failure to obtain any necessary government approvals or third party consents; or the failure of any other conditions to be satisfied. If the transaction ultimately is consummated, Adept may not receive the benefits it expects, including the benefits described above, for a variety of reasons, such as the inability of Adept to integrate Pensar's operations; unanticipated costs in connection with the acquisition and integration loss of employees and disruptions in relationships with customers and suppliers; the potential delays associated with the development and introduction of new products or software releases; the potential fluctuations in Adept's quarterly and annual results of operations; the cyclicality of capital spending of Adept's customers; Adept's dependence on the continued growth of the intelligent automation market; the risks associated with sole or single sources of supply and lengthy procurement lead times; Adept's highly competitive industry; and rapid technological change within Adept's industry.

For a discussion of risk factors relating to the company's business, see Adept's Form 10Q for the quarters ended October 2, 1999 and January 1, 2000, as well as the company's annual report on Form 10K for the fiscal year ended June 30, 1999, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations filed as an exhibit thereto, filed on September 28, 1999.

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